EXHIBIT 22


                    SHELTER PROPERTIES I LIMITED PARTNERSHIP

                                Subsidiary List



Name of Subsidiary           State of Incorporation/Formation          Date

Windsor I Limited Partnership            Delaware                     1992

Shelter I GP Limited Partnership         Delaware                     1992